Exhibit 99.1
Alteryx Announces Fourth Quarter and Full Year 2022 Financial Results

Full Year 2022 Revenue of $855 million, up 60% Year-Over-Year
Annual Recurring Revenue of $834 million, up 31% Year-Over-Year
IRVINE, Calif. – February 9, 2023 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its fourth quarter and full year ended December 31, 2022.

“Alteryx delivered an excellent fourth quarter with annual recurring revenue (ARR) growth of 31% year-over-year, driven by continued success with large enterprises. We closed the year with strong momentum and improving operating profitability,” said Mark Anderson, CEO of Alteryx, Inc. “As we enter 2023, we have a tremendous opportunity to continue to drive powerful outcomes for our customers with enhanced sales and customer success initiatives and an expanded portfolio of offerings, including our highly differentiated end-to-end Alteryx Analytics Cloud platform.”
Fourth Quarter 2022 Financial Highlights
•Revenue: Revenue for the fourth quarter of 2022 was $301.1 million, an increase of 73%, compared to revenue of $173.8 million in the fourth quarter of 2021.
•Gross Profit: GAAP gross profit for the fourth quarter of 2022 was $269.3 million, or a GAAP gross margin of 89%, compared to GAAP gross profit of $157.3 million, or a GAAP gross margin of 90%, in the fourth quarter of 2021. Non-GAAP gross profit for the fourth quarter of 2022 was $277.8 million, or a non-GAAP gross margin of 92%, compared to non-GAAP gross profit of $161.0 million, or a non-GAAP gross margin of 93%, in the fourth quarter of 2021.
•Income (Loss) from Operations: GAAP loss from operations for the fourth quarter of 2022 was $(41.0) million, compared to GAAP loss from operations of $(26.8) million for the fourth quarter of 2021. Non-GAAP income from operations for the fourth quarter of 2022 was $67.8 million compared to non-GAAP income from operations of $18.1 million for the fourth quarter of 2021.
•Net Income (Loss): GAAP net loss attributable to common stockholders for the fourth quarter of 2022 was $(31.7) million, compared to GAAP net loss attributable to common stockholders of $(37.5) million for the fourth quarter of 2021. GAAP net loss per diluted share for the fourth quarter of 2022 was $(0.46), based on 69.2 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(0.56), based on 67.5 million GAAP weighted-average diluted shares outstanding for the fourth quarter of 2021.
Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2022 were $62.0 million and $0.84, respectively, compared to non-GAAP net income of $12.1 million and non-GAAP net income per diluted share of $0.18 for the fourth quarter of 2021. Non-GAAP net income per diluted share for the fourth quarter of 2022 was based on 76.3 million non-GAAP weighted-average diluted shares outstanding, compared to 69.3 million non-GAAP weighted-average diluted shares outstanding for the fourth quarter of 2021.
•Balance Sheet and Cash Flow: Cash, cash equivalents, and short-term and long-term investments as of December 31, 2022 was $432.0 million, compared to $1.0 billion as of December 31, 2021. This reflects a $387.0 million cash outflow, net of cash acquired, primarily related to the acquisition of Trifacta Inc. in February 2022. Cash provided by operating activities for the fourth quarter of 2022 was $7.9 million compared to cash provided by operating activities of $38.8 million for the fourth quarter of 2021.

Full Year 2022 Financial Highlights
•Revenue: Revenue for the full year 2022 was $855.4 million, an increase of 60%, compared to revenue of $536.1 million for the full year 2021.
•Gross Profit: GAAP gross profit for the full year 2022 was $737.6 million, or a GAAP gross margin of 86%, compared to GAAP gross profit of $480.4 million, or a GAAP gross margin of 90%, for the full year 2021. Non-GAAP gross profit for the full year 2022 was $768.0 million, or a non-GAAP gross margin of 90%, compared to non-GAAP gross profit of $491.7 million, or a non-GAAP gross margin of 92%, for the full year 2021.
•Income (Loss) from Operations: GAAP loss from operations for the full year 2022 was $(300.5) million, compared to GAAP loss from operations of $(136.3) million for the full year 2021. Non-GAAP income from operations for the full year 2022 was $12.8 million compared to non-GAAP income from operations of $1.7 million for the full year 2021.
•Net Loss: GAAP net loss attributable to common stockholders for the full year 2022 was $(318.5) million, compared to GAAP net loss of $(179.7) million for the full year 2021. GAAP net loss per diluted share for the full year 2022 was $(4.65), based on 68.5 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(2.67), based on 67.2 million GAAP weighted-average diluted shares outstanding for the full year 2021.
Non-GAAP net loss and non-GAAP net loss per diluted share for the full year 2022 were $(0.3) million and $0.00, respectively, compared to non-GAAP net loss of $(7.9) million and non-GAAP net loss per diluted share of $(0.12) for the full year 2021. Non-GAAP net loss per diluted share for the full year 2022 was based on 68.5 million non-GAAP weighted-average diluted shares outstanding, compared to 67.2 million non-GAAP weighted-average diluted shares outstanding for the full year 2021.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
Fourth Quarter 2022 and Recent Business Highlights
•Ended the quarter with $833.5 million in ARR, an increase of 31% year-over-year.
•Achieved a dollar-based net expansion rate (annual contract value based) of 121% for the fourth quarter of 2022.
•Ended the fourth quarter of 2022 with 8,358 customers, including over 140 customers with $1 million-plus in ARR.
•Announced a strategic investment through Alteryx Ventures in Manta Software Inc., a data lineage company that creates audit trails for data management and compliance, furthering Alteryx's investment in enterprise governance, risk, and compliance and advancing product integration opportunities.
•Announced the early access program of the Alteryx Designer experience in the Alteryx Analytics Cloud platform, providing users access to browser-based, no-code analytics tools, in-database pushdown processing for cloud warehouses, and data profiling with an artificial intelligence-driven suggestions engine.
Financial Outlook
We provide the financial guidance below based on current market conditions and expectations. Our guidance is subject to various important cautionary factors described below. Based on information available as of February 9, 2023, guidance for the first quarter of 2023 and full year 2023 is as follows:
•First Quarter 2023 Guidance:
◦Revenue is expected to be in the range of $198 million to $202 million, representing year-over-year growth of 25% to 28%.
◦ARR is expected to be in the range of $856 million to $860 million, representing year-over-year growth of 25% to 26%.
◦Non-GAAP loss from operations is expected to be in the range of $(23) million to $(19) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.29) to $(0.25) based on approximately 69.7 million non-GAAP weighted-average basic and diluted shares outstanding.

•Full Year 2023 Guidance:
◦Revenue is expected to be in the range of $980 million to $990 million, representing year-over-year growth of 15% to 16%.
◦ARR is expected to be in the range of $1,015 million to $1,025 million, representing year-over-year growth of 22% to 23%.
◦Non-GAAP income from operations is expected to be in the range of $40 million to $50 million.
◦Non-GAAP net income per share is expected to be in the range of $0.36 to $0.46 based on approximately 78.0 million non-GAAP weighted-average diluted shares outstanding and an effective tax rate of 20%.
The financial outlook above for non-GAAP income (loss) from operations and non-GAAP income (loss) per share excludes estimates for stock-based compensation and related payroll tax expense, and acquisition-related adjustments. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily because of the uncertainty regarding, and the potential variability of, stock-based compensation and related payroll tax expense, and acquisition-related adjustments. In particular, stock-based compensation and related payroll tax expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through Thursday, February 16, 2023, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13734589. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Payroll tax expense related to stock-based compensation. We exclude employer payroll tax expense related to stock-based compensation to present the full effect that excluding stock-based compensation expense has on operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period independent of the operating performance of the business.
Acquisition-related adjustments. We exclude amortization of intangible assets, which is non-cash and related to business combinations from certain of our non-GAAP financial measures. In addition, we exclude acquisition and integration expenses, such as transaction costs and costs associated with the applicable retention, restructuring and successful integration of operational activities of the acquired company, as they are related to a business combination and have no direct correlation to the operation of our business.

Convertible senior notes adjustments. Prior to the adoption of Accounting Standards Update 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, or ASU 2020-06, effective as of January 1, 2022, we excluded the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We excluded such expenses as they are non-cash and have no direct correlation to the operation of our business. Upon adoption of ASU 2020-06, we removed the equity component of our convertible notes and the associated amortization and therefore, this adjustment is no longer applicable.
Impairment of long-lived assets. We exclude non-cash charges for impairment of long-lived assets from certain of our non-GAAP financial measures. Impairment charges can vary significantly in terms of amount and timing and we do not consider these charges indicative of our current or past operating performance.
Cost optimization charges. In addition to the impairment charges on certain real estate included in impairment of long-lived assets, we excluded other cost optimization charges, which primarily include compensation costs for the impacted workforce and additional non-impairment office exit costs. Although office exits are non-recurring in nature, certain costs associated with the exits will be incurred in future periods. We exclude cost optimization charges as they do not contribute to a meaningful evaluation of our current or past operating performance.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors, including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2022 and 2021. We anticipate using a long-term non-GAAP tax rate of 20% for the year ending December 31, 2023; however, the non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation and related payroll tax expense, and amortization of intangible assets which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annual Recurring Revenue (ARR). Annual recurring revenue, or ARR, represents the total annual contract value for active customer subscription contracts as of the measurement date. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be a substitute for, or combined with, any of these items.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties, including statements regarding our expectations with respect to annual recurring revenue, guidance for the first quarter of 2023 and the full year 2023, and assumptions related to the foregoing; macroeconomic conditions and related impacts; our ability to execute our long-term growth, go-to-market, and product strategies, including with respect to our cloud offerings; our ability to achieve and improve profitability; the anticipated value, customer acceptance, and continued innovation of our products and services; the success of our sales activities; our non-GAAP tax rate for 2023; demand for data analytics products; the opportunity in our international markets; and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: our history of losses; our ability to develop, release, and gain market acceptance of product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our dependence on our software platform for substantially all of our revenue; volatile and significantly weakened global economic conditions; our ability to manage our growth and the investments made to grow our business effectively; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our ability to attract new customers and retain and expand sales to existing customers; our ability to establish and maintain successful relationships with our channel partners; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; and other general market, political, economic, and business conditions, including, but not limited to, impacts related to weakened global economic conditions, the ongoing conflict in Ukraine, inflationary pressures, and rising interest rates. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, many of which relate to matters that are beyond our control and changing rapidly.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission (SEC), including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, which are available on the “Investors” page of our website at http://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Alteryx (NYSE: AYX) powers analytics for all by providing our leading Analytics Automation Platform. Alteryx delivers easy end-to-end automation of data engineering, analytics, reporting, machine learning, and data science processes, enabling enterprises everywhere to democratize data analytics across their organizations for a broad range of use cases. More than 8,300 customers globally rely on Alteryx to deliver high-impact business outcomes. To learn more, visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Ana Gabriel
pr@alteryx.com
Investor Contacts
Alteryx, Inc.
Ryan Goodman
ir@alteryx.com

Alteryx, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue:
Subscription-based software license	$191,786	$83,109	$447,202	$203,960
PCS and services	109,292	90,696	408,152	332,175
Total revenue	301,078	173,805	855,354	536,135
Cost of revenue:
Subscription-based software license	3,010	1,228	10,994	4,967
PCS and services	28,767	15,288	106,790	50,786
Total cost of revenue	31,777	16,516	117,784	55,753
Gross profit	269,301	157,289	737,570	480,382
Operating expenses:
Research and development	59,423	36,775	221,453	132,420
Sales and marketing	156,892	101,883	541,673	334,480
General and administrative	58,940	45,456	231,717	149,747
Impairment of long-lived assets	34,999	—	43,238	—
Total operating expenses	310,254	184,114	1,038,081	616,647
Loss from operations	(40,953)	(26,825)	(300,511)	(136,265)
Interest expense	(2,450)	(10,002)	(9,741)	(39,208)
Other income (loss), net	12,172	(497)	(3,526)	(2,058)
Loss before provision for income taxes	(31,231)	(37,324)	(313,778)	(177,531)
Provision for income taxes	422	222	4,721	2,150
Net loss	$(31,653)	$(37,546)	$(318,499)	$(179,681)
Net loss per share attributable to common stockholders, basic	$(0.46)	$(0.56)	$(4.65)	$(2.67)
Net loss per share attributable to common stockholders, diluted	$(0.46)	$(0.56)	$(4.65)	$(2.67)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	69,215	67,488	68,510	67,191
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	69,215	67,488	68,510	67,191

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cost of revenue	$4,271	$2,202	$16,982	$6,421
Research and development	14,409	6,990	54,667	28,903
Sales and marketing	23,706	14,414	79,741	40,519
General and administrative	19,704	14,903	75,128	48,222
Total	$62,090	$38,509	$226,518	$124,065

Alteryx, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$104,751	$152,375
Short-term investments	237,040	506,874
Accounts receivable, net	259,590	192,318
Prepaid expenses and other current assets	145,767	81,360
Total current assets	747,148	932,927
Property and equipment, net	69,157	71,270
Operating lease right-of-use assets	50,997	102,681
Long-term investments	90,184	343,213
Goodwill	398,091	57,415
Intangible assets, net	60,901	21,737
Other assets	140,806	70,445
Total assets	$1,557,284	$1,599,688
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,883	$8,086
Accrued payroll and payroll related liabilities	81,206	61,391
Accrued expenses and other current liabilities	56,592	53,917
Deferred revenue	276,160	208,154
Convertible senior notes, net	84,571	77,400
Total current liabilities	512,412	408,948
Convertible senior notes, net	792,921	686,016
Operating lease liabilities	61,265	78,784
Other liabilities	17,030	23,186
Total liabilities	1,383,628	1,196,934
Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	622,434	598,710
Accumulated deficit	(443,159)	(190,429)
Accumulated other comprehensive loss	(5,626)	(5,534)
Total stockholders’ equity	173,656	402,754
Total liabilities and stockholders’ equity	$1,557,284	$1,599,688

Alteryx, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities:
Net loss	$(31,653)	$(37,546)	$(318,499)	$(179,681)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,167	4,792	37,344	16,380
Non-cash operating lease cost	5,074	4,902	20,160	16,527
Stock-based compensation	62,090	38,509	226,518	124,065
Amortization of discounts and premiums on investments, net	(510)	899	131	4,461
Amortization of debt discount and issuance costs	841	8,393	3,296	32,772
Deferred income taxes	(116)	410	1,858	634
Foreign currency remeasurement (gains) losses	(10,582)	(269)	7,717	1,588
Impairment of long-lived assets	34,999	—	43,238	—
Other non-cash operating activities, net	1,005	572	3,919	(695)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(147,969)	(121,043)	(65,253)	(56,917)
Deferred commissions	(18,766)	(12,298)	(28,212)	(12,350)
Prepaid expenses and other current assets and other assets	(7,247)	41,794	(101,072)	11,622
Accounts payable	(9,650)	(2,474)	4,980	2,584
Accrued payroll and payroll related liabilities	32,601	20,827	9,561	13,931
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	(1,622)	2,636	(14,936)	(11,305)
Deferred revenue	89,215	88,712	64,403	99,543
Net cash provided by (used in) operating activities	7,877	38,816	(104,847)	63,159
Cash flows from investing activities:
Capitalized software development costs	(4,150)	(5,840)	(11,890)	(9,253)
Purchases of property and equipment	(4,284)	(6,301)	(23,633)	(23,515)
Cash paid in acquisitions, net of cash acquired	—	(27,177)	(387,011)	(27,177)
Purchases of investments	(88,276)	(140,404)	(203,446)	(905,544)
Sales and maturities of investments	114,512	113,393	722,680	898,604
Net cash provided by (used in) investing activities	17,802	(66,329)	96,700	(66,885)
Cash flows from financing activities:
Proceeds from exercise of stock options	297	134	10,111	10,400
Minimum tax withholding paid on behalf of employees for restricted stock units	(8,111)	(4,581)	(45,333)	(24,475)
Net cash used in financing activities	(7,814)	(4,447)	(35,222)	(14,075)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,562	(239)	(1,803)	(1,241)
Net increase (decrease) in cash, cash equivalents, and restricted cash	19,427	(32,199)	(45,172)	(19,042)
Cash, cash equivalents, and restricted cash—beginning of period	90,024	186,822	154,623	173,665
Cash, cash equivalents, and restricted cash—end of period	$109,451	$154,623	$109,451	$154,623

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$269,301	$157,289	$737,570	$480,382
GAAP gross margin	89%	90%	86%	90%
Add back:
Stock-based compensation	4,271	2,202	16,982	6,421
Payroll tax expense related to stock-based compensation (1)	44	17	350	145
Amortization of intangible assets	3,367	1,460	12,320	4,742
Cost optimization charges	776	—	776	—
Non-GAAP gross profit	$277,759	$160,968	$767,998	$491,690
Non-GAAP gross margin	92%	93%	90%	92%
Reconciliation of non-GAAP income from operations:
GAAP loss from operations	$(40,953)	$(26,825)	$(300,511)	$(136,265)
GAAP operating margin	(14)%	(15)%	(35)%	(25)%
Add back:
Stock-based compensation	62,090	38,509	226,518	124,065
Payroll tax expense related to stock-based compensation (1)	576	410	4,756	3,452
Amortization of intangible assets	3,628	1,516	13,280	4,971
Impairment of long-lived assets	34,999	—	43,238	—
Cost optimization charges	4,483	—	4,483	—
Acquisition-related adjustments	3,013	4,483	21,078	5,506
Non-GAAP income from operations	$67,836	$18,093	$12,842	$1,729
Non-GAAP operating margin	23%	10%	2%	—%
Reconciliation of non-GAAP net income (loss):
GAAP net loss attributable to common stockholders	$(31,653)	$(37,546)	$(318,499)	$(179,681)
Add back:
Stock-based compensation	62,090	38,509	226,518	124,065
Payroll tax expense related to stock-based compensation (1)	576	410	4,756	3,452
Amortization of intangible assets	3,628	1,516	13,280	4,971
Impairment of long-lived assets	34,999	—	43,238	—
Cost optimization charges	4,483	—	4,483	—
Amortization of debt discount and issuance costs (2)	—	7,583	—	29,616
Acquisition transaction and integration costs	3,013	4,483	21,078	5,506
Income tax adjustments	(15,090)	(2,813)	4,807	4,135
Non-GAAP net income (loss)	$62,046	$12,142	$(339)	$(7,936)
Convertible debt interest expense, after-tax (3)	1,933	—	—	—
Adjusted non-GAAP net income (loss) (3)	$63,979	$12,142	$(339)	$(7,936)
Non-GAAP net income (loss) per diluted share
Adjusted non-GAAP net income (loss) (3)	$63,979	$12,142	$(339)	$(7,936)
Non-GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted (4)	76,257	69,277	68,510	67,191
Non-GAAP net income (loss) per diluted share	$0.84	$0.18	$—	$(0.12)
Reconciliation of non-GAAP diluted net income (loss) per share:
GAAP net loss per share attributable to common stockholders, diluted	$(0.46)	$(0.56)	$(4.65)	$(2.67)
Add back:
Non-GAAP adjustments to net income (loss) per share	1.30	0.74	4.65	2.55
Non-GAAP net income (loss) per share, diluted	$0.84	$0.18	$—	$(0.12)
Reconciliation of non-GAAP diluted weighted-average shares outstanding:
GAAP weighted-average shares used to compute loss per share attributable to common stockholders, diluted	69,215	67,488	68,510	67,191
Add back:
Effect of potentially dilutive shares	7,042	1,789	—	—
Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	76,257	69,277	68,510	67,191
(1) Beginning with the quarter ended March 31, 2022, we have excluded payroll tax expense related to stock-based compensation from the calculations of our non-GAAP financial measures, which we believe better presents the effect that excluding stock-based compensation expense has on operating results. Our non-GAAP financial measures for the three and twelve months ended December 31, 2021 were recast to conform to the updated methodology and are reflected herein for comparison purposes.
(2) See “Non-GAAP Financial Measures and Operating Measures” above and Note 9, Convertible Senior Notes, of the notes to our consolidated financial statements to be included in our Annual Report on Form 10-K for the year ended December 31, 2022.
(3) Beginning with the quarter ended March 31, 2022, following our adoption of ASU 2020-06 effective as of January 1, 2022, we utilize the “if-converted” method for calculating diluted net income per share, which assumes conversion of our convertible senior notes as of the beginning of the period or at the time of issuance, if later. As a result, for the three months ended December 31, 2022, we added back after-tax interest expense related to our convertible senior notes to the numerator of our calculation of diluted net income per share. For periods prior to January 1, 2022, we utilized the treasury stock method for calculating diluted net income per share.
(4) The denominator of our calculation of diluted net income per share for the three months ended December 31, 2022 includes potential shares issued related to our convertible senior notes pursuant to the “if-converted” method for calculating diluted net income per share. For periods prior to January 1, 2022, we utilized the treasury stock method for calculating diluted net income per share.
Alteryx, Inc.
Other Business Metrics
(unaudited)
Annual Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021	2021	2021	2021	2022	2022	2022	2022
Annual recurring revenue	$512.7	$547.6	$578.6	$638.0	$683.6	$726.8	$757.7	$833.5
Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021	2021	2021	2021	2022	2022	2022	2022
Dollar-based net expansion rate	120%	120%	119%	119%	119%	120%	121%	121%
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021	2021	2021	2021	2022	2022	2022	2022
Customers	7,214	7,405	7,689	7,936	8,195	8,296	8,340	8,358
Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021	2021	2021	2021	2022	2022	2022	2022
Remaining performance obligations	$452.6	$437.5	$412.0	$476.3	$445.2	$495.0	$488.3	$592.1
    Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,
	2021	2021	2021	2021	2022	2022	2022	2022
Contract assets	$74.5	$85.5	$88.3	$42.5	$53.6	$76.3	$130.1	$131.1